Exhibit 99.1

16 April 2014

Diligent Board Member Services, Inc.

Company Provides Operating Highlights for the First Fiscal Quarter 2014

Diligent Board Member Services, Inc. (“Diligent” or the “Company”) (NZX: DIL) (www.boardbooks.com) today provided operating highlights for the first quarter ended March 31, 2014. Management will provide further information on Diligent’s operating highlights and financial results for the first quarter after it files its Form 10-Q with the U.S. Securities and Exchange Commission for the fiscal quarter ended March 31, 2014.

First Quarter 2014 Operating Update

During the first quarter of 2014, Diligent signed a total of 113 net new client agreements, increasing the number of organizations it services to 2,563. The number of boards served by Diligent increased by 180 to 3,585, and the number of Diligent Boardbooks® users increased by approximately 4,500, to over 77,100 users. Additionally, upgrade sales to existing clients continued to be strong worldwide.

Diligent continued to add both public and private companies as clients across multiple industries worldwide. The Company’s client base is now comprised of 52% public companies and 48% private entities. Diligent now services 326 Fortune 1000 companies and 282 NASDAQ listed companies

Diligent’s client retention rate remained among what we believe to be the best-in-class for “Software-as-a-Service” companies. As of the end of the first quarter of 2014, Diligent’s retention rate in terms of the number of client agreements was 96%, and the revenue retention rate remained above 97%. Diligent experienced a record level of client merger and acquisition activity or situations in which the board operations ceased during the first quarter, representing approximately two thirds of client cancellations during the quarter and occurring primarily within its U.S. client base.

Diligent closed the first quarter of 2014 with $US 60.6 million in cash balances and short-term investments and no bank debt, an increase of $US 4.5 million as compared to the cash and short-term investments on December 31, 2013. As of December 31, 2013, approximately $US 5.1 million in obligations had been incurred related to the restatement and re-audit of certain of Diligent’s financial statements, the Audit Committee’s investigation of the accounting errors that gave rise to the need to restate the Company’s financial statements, and the Special Committee investigation. Of this amount, $US 3.3 million was paid in 2013 and the balance of $US 1.8 million was paid in the first quarter of 2014. Additionally, during the first quarter, the Company paid $US 1.6 million of the $US 2.3 million estimated cost of building out its European data center. Also, Diligent incurred an obligation for the previously disclosed and approved compensation of $US 4.4 million for the Chief Executive Officer to be ratably paid in the third quarter of 2014, 2015 and 2016, which was accrued as of December 31, 2013.

During the first quarter of 2014 Diligent increased its research and development headcount as the Company focused additional resources on product development. Diligent added 6 employees to the research and development team which included Software Developers, Business Analysts and QA professionals.

First Quarter 2014 Business Highlights

During the first quarter of 2014, Diligent achieved ISO 27001 certification for the security of its Diligent Boardbooks® software. ISO Certification provides all Diligent’s users with independent assurance that Diligent’s board portal passes the rigors of an ISO 27001 audit. With this achievement, Diligent is continuing its commitment to provide further assurance of our security controls and practices through third-party certifications and audits such as ISO 27001 and SSAE 16 Type 2 (SOC 1). Diligent has long been a pioneer in providing leadership with secure access to a company’s most sensitive information — building in security at the document, device, network and data center levels.

In addition, as previously announced, Diligent released its app for Windows 8.1.  With Diligent Boardbooks for Windows 8.1, directors can easily sync and view board materials by board or committee, readily access annotation and voting items, and have the control to manage their own materials or annotations after meetings. They can navigate with swipes, view agenda items, and quickly link to specific tabs or pages. Full support of semantic zoom, finger gestures, and enhanced keyboard and mouse controls is incorporated seamlessly into the app for tablet or desktop reading. Diligent Boardbooks users familiar with the iPad app will find a parallel intuitive experience on Windows devices, giving directors the option to move towards Windows-supported tablets.

Investor inquiries:	Media inquiries:

Sonya Joyce Ph: + 64 4 894 6912	Geoff Senescall Ph: + 64 21 481 234

Safe Harbor Statement

Statements made in this press release that state Diligent’s or management’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward looking-statements are only as of the date of this press release and Diligent undertakes no obligation to update or revise them. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause Diligent’s actual results to differ materially from those projected in such forward-looking statements. For example, if we do not successfully develop or introduce new product offerings, or enhancements to our existing Diligent Boardbooks offerings, or keep pace with technological changes that impact the use of our product offerings, or suffer security breaches or service interruptions, we may lose existing customers or fail to attract new customers and our financial performance and revenue growth may suffer. Factors which could cause our actual results to differ materially from those projected in forward-looking statements include, without limitation, economic, competitive, regulatory and technological factors affecting Diligent Board Member Services, Inc.’s operations, markets, products, services and other factors set forth in the Company’s updated Risk Factors filed as Exhibit 99.1 to its Current Report on Form 8-K filed with the SEC on February 28, 2014 for further information.